EXHIBIT (a)(5)

CONTACT: Corcept Therapeutics Incorporated Investor Relations ir@corcept.com www.corcept.com

Corcept Therapeutics Announces Commencement of Tender Offer

to Purchase up to 7,500,000 Shares of its Common Stock

MENLO PARK, Calif., March 6, 2023 —Corcept Therapeutics Incorporated (Nasdaq: CORT) (“Corcept”), a commercial-stage company engaged in the discovery and development of medications to treat severe endocrine, oncologic, metabolic and neurological disorders by modulating the effects of the hormone cortisol, today announced that it has commenced a modified Dutch Auction tender offer for the purchase of up to 7,500,000 shares of Corcept’s common stock, par value $0.001 per share (each, a “Share,” and collectively, “Shares”) or such lesser number of Shares as are properly tendered and not properly withdrawn, at a price not greater than $22.00 per Share nor less than $19.25 per Share, to be paid to the seller in cash less any applicable withholding taxes. The tender offer is made in accordance with the terms and subject to the conditions described in the offer to purchase, the related letter of transmittal and other related materials, as each may be amended or supplemented from time to time.

The closing price of the Shares on The Nasdaq Stock Market on March 3, 2023, the last full trading day before the start of the tender offer, was $19.20 per Share. The tender offer is scheduled to expire one minute after 11:59 P.M., New York City Time, March 31, 2023, unless the offer is extended or terminated.

Corcept believes that the repurchase of Shares pursuant to the tender offer is consistent with its long-term goal of maximizing stockholder value and that the tender offer is an efficient way to give stockholders the opportunity to receive a return of their investment by tendering some or all of their Shares.

The tender offer is contingent upon at least 3,000,000 Shares being tendered. The tender offer is also subject to terms and conditions, which are described in detail in the offer to purchase. Specific instructions and a complete explanation of the terms and conditions of the tender offer are contained in the offer to purchase, the related letter of transmittal and other related materials, which will be mailed to stockholders of record promptly.

None of Corcept, the members of its Board of Directors, the dealer manager, the information agent or the depositary for the tender offer makes any recommendation as to whether or not any stockholder should participate in the tender offer or as to the purchase price or purchase prices at which stockholders may choose to tender their Shares.

The sole dealer manager for the tender offer is Piper Sandler & Co. D.F. King & Co., Inc. is serving as the information agent for the tender offer and Continental Stock Transfer & Trust Company is serving as the depositary. For all questions relating to the tender offer, please contact the information agent, D.F. King & Co., Inc. at cort@dfking.com or call toll-free at 1 (800) 821-8781, or call the dealer manager, Piper Sandler & Co. at (312) 267-5100.

About Corcept Therapeutics

Corcept has discovered a large portfolio of proprietary compounds that selectively modulate the effects of cortisol and owns extensive United States and foreign intellectual property covering both their composition and their use to treat a variety of serious disorders. Clinical trials are being conducted with the company’s leading selective cortisol modulators as potential treatments for patients with serious disorders – Cushing’s syndrome, ovarian, prostate and adrenal cancer, ALS, post-traumatic stress disorder and liver disease. Corcept’s drug Korlym® was the first medication approved by the U.S. Food and Drug Administration for the treatment of patients with Cushing’s syndrome.

Additional Information Regarding the Tender Offer

This press release is for informational purposes only. It is not a recommendation to buy or sell Shares or any other securities of Corcept, and is neither an offer to purchase nor a solicitation of an offer to sell Shares.

Today, Corcept will be filing with the United States Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO, including an offer to purchase, a related letter of transmittal and related materials, The tender offer will only be made pursuant to the offer to purchase, the related letter of transmittal and other related materials filed as part of the issuer tender offer statement on Schedule TO, in each case as may be amended or supplemented from time to time. Stockholders should carefully read the offer to purchase, the related letter of transmittal and other related materials because they contain important information, including the various terms of, and conditions to, the tender offer.

Stockholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, the related letter of transmittal and related materials at the SEC’s website at www.sec.gov. In addition, free copies of these documents may be obtained by contacting D.F. King & Co., Inc., the information agent for the tender offer, toll-free at 1 (800) 821-8781.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the completion, timing and size of the tender offer. Forward-looking statements represent Corcept’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of Corcept’s common stock and risks relating to Corcept’s business, including those described in periodic reports that Corcept files from time to time with the SEC. Corcept may not consummate the tender offer described in this press release and, if the tender offer is consummated, cannot provide any assurances regarding the final terms of the tender offer. The forward-looking statements included in this press release speak only as of the date of this press release, and Corcept does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

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